Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-203843

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated May 19, 2015)

589,510 Shares

Common Stock

This Prospectus Supplement No. 3 supplements the prospectus dated May 19, 2015 or the prospectus that forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-203843). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 7, 2015 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to the disposition from time to time by the selling stockholders identified in the prospectus, or their permitted transferees or other successors-in-interest, of an aggregate of 589,510 shares of our common stock, which are issuable upon the exercise of warrants to purchase our common stock. We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “CAPN.” The last reported sale price of our common stock on The NASDAQ Capital Market on October 13, 2015 was $2.13 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, and “Part II — Item 1A — Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 14, 2015

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2015

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     Entry into a Material Definitive Agreement.

On May 7, 2010, BioMedical Drug Development Inc. (“BDDI”) entered into an Asset Purchase Agreement (the “BDDI Purchase Agreement”) with a third party (the “Original Seller”), pursuant to which BDDI purchased certain assets relating to non-invasive end tidal breath gas monitor medical technology known as the COCO2Puff (the “Technology”).

On May 11, 2010, Capnia, Inc. (“Capnia”) and BDDI entered into an Asset Purchase Agreement (the “Capnia Purchase Agreement”), pursuant to which BDDI agreed to sell the Technology to Capnia and BDDI received, among other consideration, certain royalty payments related to the Technology (the “Royalties”).

On June 4, 2012, George Tidmarsh , MD, PhD (“Tidmarsh”) and BDDI entered into an Asset Purchase Agreement, pursuant to which the BDDI Purchase Agreement and the Capnia Purchase Agreement were assigned and transferred to Tidmarsh.

On June 30, 2015, Capnia, Tidmarsh and BDDI entered into an Agreement and First Amendment to Asset Purchase Agreement (“Agreement and First Amendment to Asset Purchase Agreement”). The material terms of the Agreement and First Amendment to Asset Purchase Agreement provide for, in exchange for the issuance by Capnia to Tidmarsh of 40,000 shares of Capnia’s Common Stock (the “Shares”) and the payment by Capnia to Tidmarsh of $150,000 on June 30, 2015 and $100,000 on each of December 30, 2015, June 30, 2016 and December 30, 2016: (i) an amendment to the Capnia Purchase Agreement to remove the provisions in the Capnia Purchase Agreement related to the Royalties; and (ii) an agreement from Tidmarsh that, on or prior to June 30, 2015, Tidmarsh shall have paid $400,000 to the Original Seller (the “Payment”) and obtained an acknowledgement from the Original Seller that the Payment completely satisfies all of BDDI’s and/or Tidmarsh’s obligations under the BDDI Purchase Agreement.

In accordance with the Agreement and First Amendment to Asset Purchase Agreement, on June 30, 2015, Capnia and Tidmarsh entered into a Common Stock Purchase Agreement, pursuant to which the Shares were issued to Tidmarsh (the “Common Stock Purchase Agreement”). The Shares are unregistered and were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D.

The summary of the Agreement and First Amendment to Asset Purchase Agreement set forth above is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference. The summary of the Common Stock Purchase Agreement set forth above is qualified in its entirety by reference to Exhibit 10.2, which is incorporated herein by reference. A copy of the press release of the Company announcing the Agreement and First Amendment to Asset Purchase Agreement is attached hereto as Exhibit 99.1.

ITEM 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement and Amendment to Asset Purchase Agreement dated June 30, 2015

10.2	Common Stock Purchase Agreement dated June 30, 2015

99.1	Press Release issued by Capnia, Inc. dated July 6, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.
Date: July 7, 2015
By: /s/ David O’Toole
David O’Toole
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Amendment to Asset Purchase Agreement dated June 30, 2015

10.2	Common Stock Purchase Agreement dated June 30, 2015

99.1	Press release issued by Capnia, Inc. dated July 6, 2015

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Exhibit 10.1

AGREEMENT AND FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This Agreement and First Amendment to Asset Purchase Agreement (the “Agreement”) is entered into as of June 30, 2015, by and among Capnia, Inc., a Delaware corporation (“Capnia”), George Tidmarsh, MD, PhD, a resident of [PRIVATE ADDRESS] (“Tidmarsh”), and BioMedical Drug Development Inc. (“BDDI”).

W I T N E S S E T H:

WHEREAS, BDDI and Stryker Corporation (“Stryker”) entered into that certain Asset Purchase agreement dated as of May 7, 2010 (the “Stryker Purchase Agreement”), between BDDI and Stryker, where, among other matters, BDDI purchased certain assets of Stryker relating to non-invasive end tidal breath gas monitor medical technology known as the COCO2Puff (the “Technology”) for the payment set forth therein.

WHEREAS, Capnia and BDDI entered into that certain Asset Purchase Agreement dated as of May 11, 2010 (the “Capnia Purchase Agreement”), pursuant to which, among other matters, BDDI agreed to sell to Capnia the Technology and BDDI received, among other consideration, certain royalty payments related to the Technology (the “Royalties”).

WHEREAS, Tidmarsh and BDDI entered into an Asset Purchase Agreement dated as of June 4, 2012 (the “Asset Transfer Agreement”), pursuant to which, among other matters, the Stryker Purchase Agreement and the Capnia Purchase Agreement were assigned and transferred to Tidmarsh.

WHEREAS, Capnia and Tidmarsh desire to amend the Capnia Purchase Agreement to remove the provisions related to the Royalties from the Capnia Purchase Agreement in exchange for the issuance or payment by Capnia to Tidmarsh of (i) 40,000 shares of Capnia’s Common Stock (the “Shares”) and (ii) an aggregate cash payment of $450,000 (the “Cash Consideration”).

NOW, THEREFORE, in the consideration of the premises, mutual covenants and promises hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments.

(a) Section 2 of the Capnia Purchase Agreement is deleted in its entirety and replaced with the following:

“2. Buyer Payment Obligations. Subject to the terms and conditions of this Agreement, if an event occurs that gives rise to a payment obligation under Section 2 of the Original Agreement in connection with the Cash Consideration or the Regulatory Milestone (each such term, as defined in the Original Agreement, and each such event, a “Payment Condition”, and the date of such event, a “Payment Condition Date”), Buyer shall pay Seller the requisite amount within thirty (30) business days of the Payment Condition Date, except that payment with respect to the Cash Consideration shall be made immediately after execution of this Agreement in accordance with Section 5 below. Buyer shall make such payments to Seller by check or wire of immediately available funds to a bank account designated by Seller.”

(b) Section 6 of the Capnia Purchase Agreement is deleted in its entirety and replaced with the following:

“6. Intentionally Deleted.”

2. Representation and Warranty of Tidmarsh. Tidmarsh represents and warrants to Capnia, and acknowledges that Capnia is relying on such representations and warranties, as follows:

(a) Tidmarsh was, as of the date of the Asset Transfer Agreement, and has been, through the date hereof, the sole stockholder, security holder and equity holder of BDDI.

(b) There were, as of the date of the Asset Transfer Agreement, and through the date hereof, no creditors of BDDI.

(c) The representations and warranties made by BDDI in Section 5 of the Asset Transfer Agreement were true and correct in all respects as of the date of the Asset Transfer Agreement and are true and correct in all respects as of the date hereof.

(d) BDDI had, as of the date of the Asset Transfer Agreement, all necessary corporate power and authority to execute and deliver the Asset Transfer Agreement and to complete the transactions contemplated by the Asset Transfer Agreement, and the execution and performance of the Asset Transfer Agreement by the BDDI did not violate any applicable law, BDDI’s organizational documents or any agreements by which BDDI was bound.

(e) Tidmarsh has good right, title and interest in and to the Stryker Purchase Agreement and the Capnia Purchase Agreement and all rights, privileges and obligations provided for therein, free and clear from all liens, security interests, mortgages, pledges and encumbrances of any kind. No other person has an interest in or is a party to the Stryker Purchase Agreement or the Capnia Purchase Agreement, other than Stryker and Capnia, respectively.

(f) Tidmarsh has all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. Tidmarsh has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Capnia, this Agreement constitutes the legal and valid binding obligation of Tidmarsh enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No notice to, or consent or approval from, any authority is required in connection with Tidmarsh’s execution and performance of this Agreement. The execution and performance of this Agreement by Tidmarsh will not violate any applicable law, any organizational documents by which Tidmarsh is bound or any agreements to which Tidmarsh is bound.

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(g) Neither the execution and delivery of this Agreement nor any ancillary agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (i) any provision of any certificate of incorporation or organizational document by which Tidmarsh is bound, as currently in effect, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Tidmarsh, the Stryker Purchase Agreement or the Capnia Purchase Agreement. The consummation of the transactions contemplated hereby and the entry into this Agreement, will not conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the Stryker Purchase Agreement or the Capnia Purchase Agreement, or any portion thereof, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Tidmarsh is a party or by which the Stryker Purchase Agreement or the Capnia Purchase Agreement, or any portion thereof, is bound or affected.

3. Conditions to Entering into this Agreement in Favor of Capnia. On or before the date hereof, Tidmarsh shall have: (a) paid $400,000 to Stryker in complete satisfaction of BDDI and/or Tidmash’s obligations to Stryker under the Stryker Purchase Agreement and/or the Transfer Agreement (the “Stryker Payment”), with evidence satisfactory to Capnia of such payment; and (b) obtained a written acknowledgement from Stryker, in a form reasonably acceptable to Capnia, confirming (i) the receipt of the Stryker Payment, (ii) that the Stryker Payment completely satisfies all of BDDI and/or Tidmash’s obligations to Stryker under Stryker Purchase Agreement, and (iii) Tidmarsh and/or BDDI are in full compliance with, and no breach has occurred under, the Stryker Purchase Agreement and/or the Transfer Agreement.

4. Consideration.

(a) Subject to the satisfaction of the conditions set forth in Section 3 hereof and as consideration for entering into this Agreement, Capnia agrees to:

(i) issue to Tidmarsh the Shares pursuant to a Common Stock Purchase Agreement in substantially the form attached hereto as Exhibit A; and

(ii) pay Tidmarsh the Cash Consideration, which Cash Consideration shall be payable upon the following terms:

(A) $150,000 of the Cash Consideration shall payable by Capnia to Tidmarsh on the date hereof,

(B) $100,000 of the Cash Consideration shall payable by Capnia to Tidmarsh on the six (6) month anniversary of the date hereof,

(C) $100,000 of the Cash Consideration shall payable by Capnia to Tidmarsh on the twelve (12) month anniversary of the date hereof, and

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(D) $100,000 of the Cash Consideration shall payable by Capnia to Tidmarsh on the eighteen (18) month anniversary of the date hereof.

(b) Each of Tidmarsh and BDDI acknowledges and agrees that no further consideration, other than that set forth in Section 4(a), will be owed by Capnia to Tidmarsh or BDDI in exchange for entering into this Agreement and/or the consummation of the transactions or performance of the obligations set forth herein.

5. Further Assurances. The parties agree that, from time to time, from and after the date hereof, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

6. Miscellaneous.

(a) This Agreement and the Capnia Purchase Agreement (as amended by this Agreement) constitute the full and entire agreement between the parties with regard to the subject matter hereof. This Agreement may not be further amended or modified except upon a written agreement signed by the parties.

(b) This Agreement shall be construed in accordance with and governed by the law of the State of California, without regard to the conflicts of law rules of such state.

(c) This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and First Amendment to Asset Purchase Agreement as of the date first set forth above.

CAPNIA, INC.

By:	/s/ Anish Bhatnagar

Name:	Anish Bhatnagar
Title:	Chief Executive Officer

GEORGE TIDMARSH, MD, PHD

By:	/s/ George Tidmarsh

BIOMEDICAL DRUG DEVELOPMENT INC.

By:	/s/ George Tidmarsh

Name:	George Tidmarsh
Title:	Chief Executive Officer

[Signature Page to Agreement and First Amendment to Asset Purchase Agreement]

Exhibit A

Common Stock Purchase Agreement

Exhibit 10.2

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made and entered into as of June 30, 2015 (the “Effective Date”), by and between Capnia, Inc., a Delaware corporation with offices at 3 Twin Dolphin Drive, Suite 160, Redwood City, CA 94065 (the “Company”), and George Tidmarsh, MD, PhD, an individual with offices at [PRIVATE ADDRESS] (the “Purchaser”).

RECITALS

A. Concurrently herewith, the Company and the Purchaser are entering into the Agreement and First Amendment to Asset Purchase Agreement, dated as of even date herewith (the “Agreement and Amendment”), pursuant to which, among other things, the Asset Purchase Agreement dated May 11, 2010 between the Company and BioMedical Drug Development Inc. (“BDDI”), as transferred by BDDI to the Purchaser, will be amended upon the terms set forth therein.

B. Upon the Effective Date, the Company wishes to issue to the Purchaser 40,000 fully paid and non-assessable shares of the Company’s common stock (“Common Stock”) as consideration for the Purchaser’s entering into of the Agreement and Amendment.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Stock. The Company hereby agrees to sell and issue to the Purchaser 40,000 shares of the Company’s fully paid and non-assessable Common Stock (the “Shares”), and the Purchaser hereby agrees to purchase the Shares. The Purchaser has fully paid the purchase price for the Shares by entering into the Agreement and Amendment and consummating the transactions contemplated thereunder.

2. Form of Payment; Delivery of Stock Certificate. The consideration for the Shares shall be paid by, and effective upon, the Effective Date. As soon as practicable following the Effective Date, the Company will issue and deliver to Purchaser a certificate representing the Shares.

3. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b) Any legend required to be placed thereon by applicable state securities laws or consistent with the Purchaser’s obligations under this Agreement.

4. Representations and Warranties of Purchaser. In connection with the purchase of the Shares, the Purchaser represents to the Company the following:

(a) The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser is purchasing the Shares for investment for the Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is an accredited investor within the meaning of Rule 501(a) of the Securities Act.

(b) The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (the “Commission”), the statutory basis for such exemption may not be present if the Purchaser’s representations meant that the Purchaser’s present intention was to hold the Shares for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise or for a year or any other fixed period in the future.

(c) The Purchaser further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares. The Purchaser understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel for the Company.

(d) The Purchaser is aware of the adoption of Rule 144 by the Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions.

(e) The Purchaser further acknowledges that, in the event all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required, and that, although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

5. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

6. Tax Consequences. The Purchaser has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. With respect to such matters, the Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

7. Miscellaneous.

(a) Amendment; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Purchaser.

(b) Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(i) if to the Purchaser, at the Purchaser’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof; or

(ii) if to the Company, to its address or facsimile number listed on the signature page of this Agreement (Attn: Chief Executive Officer), or to such other address or facsimile number as the Company shall have furnished to the Purchaser, with a copy (which shall not constitute notice under any circumstances) to Elton Satusky, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 or at facsimile number (650) 493-6811 or at esatusky@wsgr.com.

With respect to any notice given by the Company hereunder, the Purchaser agrees that such notice may be given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if sent by facsimile, upon confirmation of facsimile transfer, or, if sent by electronic mail, upon confirmation of delivery.

(c) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

(d) Assignment. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Purchaser without the prior written consent of the Company. Any attempt by the Purchaser without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(e) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof by any warranties, representations or covenants except as specifically set forth herein.

(f) Delay; Omission. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

(g) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(i) Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Mateo County in the State of California (or, in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

(j) Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

COMPANY:

CAPNIA, INC.

By:	/s/ Anish Bhatnagar
Name: Anish Bhatnagar
Title: Chief Executive Officer

Address:
3 Twin Dolphin Drive, Suite 160
Redwood City, CA 94065

PURCHASER:

GEORGE TIDMARSH, MD, PHD

By:	/s/ George Tidmarsh

Address:
[PRIVATE ADDRESS]

[Signature Page to Capnia, Inc. Common Stock Purchase Agreement]

Exhibit 99.1

Capnia Buys Out Royalty Rights to CoSense®

REDWOOD CITY, CA – July 6, 2015 – Capnia, Inc. (NASDAQ: CAPN), focused on the development and commercialization of novel products based on its proprietary technologies for precision metering of gas flow, today announced that it has signed a definitive agreement to buy out CoSense® royalty rights originally held by BioMedical Drug Development, Inc. (BDDI). Under terms of the agreement, all royalties on future sales of CoSense, and related payments, due to BDDI or its affiliates under the Capnia Purchase Agreement are eliminated, providing Capnia with 100% of the financial interest in the product.

The original Asset Purchase Agreement for the technology signed by BDDI in 2010 required total cash payments of $350,000 and tiered royalties on sales of CoSense. In exchange for elimination of future cash payments of $200,000 and the tiered royalties, Capnia has agreed to make payments of a total of $450,000 over an eighteen month period and has issued 40,000 shares of Capnia Common stock.

“Complete control of economic interests in our products has been a high priority for us and final execution of this favorable agreement is indicative of our belief that CoSense sales will be significant in the coming years,” said Anish Bhatnagar, M.D., Chief Executive Officer of Capnia. “CoSense, which we are currently commercializing in a staged rollout, is the only available device for accurately and non-invasively measuring ETCO to detect hemolysis. We believe this transaction is important because it allows us to retain 100% of the potential profits from the sales of CoSense, which will provide a better value to shareholders over the long term.”

The American Academy of Pediatrics guidelines state that ETCO monitoring is the only clinical test that provides a direct measurement of the rate of bilirubin production, and therefore hemolysis. The guidelines recommend ETCO measurement should be performed to assess the presence of hemolysis in neonates in several clinical circumstances. CoSense is the only available device to accurately measure the ETCO levels in neonates and therefore the only device that enables physicians to practice in accordance with the AAP guidelines when evaluating jaundiced neonates.

About Hemolysis

Hemolysis refers to the rapid or excessive breakdown of red blood cells, a process which produces bilirubin at an accelerated rate, resulting in jaundice. Approximately 60% of healthy infants and 80% of premature infants have jaundice during the neonatal period. Many causes of jaundice do not represent a significant health threat, yet it is the most common cause of hospital readmission for newborns. Severe jaundice in the presence of hemolysis is a predictor of adverse neurodevelopmental outcomes such as low IQ, auditory abnormalities and kernicterus. Rapid diagnosis and treatment of this condition may be necessary for infants to avoid life-long neurological impairment or other disability.

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About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense® is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials and that entering into this agreement will positively impact shareholder value.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susie@argotpartners.com

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